UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AOL INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
DENNIS A. MILLER
JAMES A. WARNER

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Starboard Value LP (“Starboard Value”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of AOL Inc., a Delaware corporation.

On June 4, 2012, Starboard Value issued the following press release:

Institutional Shareholder Services (ISS) Recommends AOL Shareholders Vote the GOLD Proxy Card to Elect Starboard Nominees at Upcoming Annual Meeting

ISS Supports Starboard In Recommending "Warranted" And "Necessary" Board Changes At AOL

Recommends AOL Shareholders Vote on the GOLD Proxy Card to Elect Starboard Nominees Dennis A. Miller and Jeffrey C. Smith at Upcoming Meeting

Concludes AOL Shareholders Would Benefit From Additional Directors with Both "Industry Knowledge" and "a Deep, Unconflicted Commitment to Objective Business Analysis and Capital Allocation"

Starboard Urges All Shareholders to Vote the GOLD Proxy Card to Support the Election of All Three Starboard Nominees -- Dennis A. Miller, Jeffrey C. Smith and James A. Warner

NEW YORK, June 4, 2012 -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of AOL Inc. ("AOL" or the "Company") (NYSE: AOL), today announced that Institutional Shareholder Services (ISS), a leading independent proxy voting advisory firm, has recommended that AOL shareholders vote on Starboard's GOLD proxy card to elect two of Starboard's highly qualified nominees, Dennis A. Miller and Jeffrey C. Smith.  ISS recommended that AOL shareholders "DO NOT VOTE" on the Company's white proxy card.

Starboard urges all AOL shareholders to follow ISS' recommendation for change on the AOL Board. Vote the GOLD proxy card TODAY to elect all three of Starboard's highly qualified nominees, Dennis A. Miller, Jeffrey C. Smith, and James A. Warner at the Annual Meeting.

In reaching its conclusion, ISS performed a detailed analysis of both sides' positions in the election contest and, in particular, carefully considered, among other things, the Company's total shareholder return, operating performance and business strategy, as well as the strong experience and qualifications of Starboard's nominees.  ISS concluded that shareholders should vote on the Gold proxy card saying:

"The dissidents have made a compelling case that shareholders would benefit from additional directors with both industry knowledge…and a deep, unconflicted commitment to objective business analysis and capital allocation…"

"Votes FOR dissident nominees Miller and Smith on the GOLD card are warranted, as these two nominees appear particularly well-equipped to drive the boardroom change the dissident has demonstrated is necessary."

Excerpts from ISS' Analysis & Recommendation

On the Need for an Open-Minded Review of Strategic Options:

"Improving operating efficiency from this point is likely to be a matter of close analysis of whether and where the Digital strategy is working, coupled with the realization there can be no sacred cows.  This is, largely, the same disciplined approach to the business which the dissidents have proposed—and which the board has backhandedly dismissed as a plan to "liquidate" the company. There is no risk in a clear-eyed assessment of what is or is not working (which, after all, is the basis of prudent capital allocation); there is substantial risk in ignoring what the business results indicate, out of some unquestioned, unwavering belief the market doesn't actually know what it wants. "Liquidation" is what results when a board takes its eye off the business equation for too long, not what happens when shareholders insist on taking a look for themselves." (Emphasis added.)

On AOL's Inefficient Cost Structure and Business Model:

"The dissident analysis, which the company has dismissed as ruse to justify "liquidation" of the company, in fact relies on a more common, forthright comparison of the segment's performance to other publicly traded peers to develop at a reasonable expectation about margins. Other similar-sized premium content sites such as WebMD and CNET networks are highly profitable with similar levels of revenue. This implies that AOL's cost structure and business model are inefficient and that serious reductions in cost—or significant increases in revenue for the same cost basis—are necessary to make the brand portfolio profitable."

On the Losses in the Display Business:

"The company does not appear to have achieved an efficient cost structure compared to industry peers with similar businesses. Since both management and dissident believe the subscription access business is highly profitable, moreover, it appears likely that the inefficient cost structure, and the resulting losses are within the Display segment."

On the Imprudence of the Substantial Allocation of Resources to Patch:

"If the initiative itself may be worth pursuing, though, it does not necessarily follow that rapidly ramping up an unproven, high-cost business model to nearly 900 sites is the most effective way to pursue the initiative. Speed to market matters when there is clear first-mover advantage. But as the dissident points out, numerous other firms have already tried and failed to create an effective business out of hyper-local, strongly suggesting that getting the business model right is more important than blanketing the landscape. Doubling down on an unproven business model, particularly when the company continues to have other structural challenges to address, only begs the question of prudent allocation of resources—capital and managerial."

On Starboard's Role as a Catalyst for AOL's Patent Sale and the Importance for Starboard's New Board Members to be the Ongoing Needed Catalyst Inside the AOL Board Room:

"While the board and management team clearly deserve credit for inking the sales agreement, moreover, the degree to which the sale was catalyzed by the dissident is a significant question, since it may speak volumes about the need for similar catalysts in a board's internal processes."

On AOL's Failure to Disclose Material Aspects of the Recently Awarded Grants to Tim Armstrong:

"He received $7 million worth of equity with a significant portion linked to pre-established performance measures and goals. In order for shareholders to assess the rigor of the goals and the appropriateness of payouts, specific goals and the adjustments should be disclosed."

On AOL's Selection of a Peer Group:

"As demonstrated above in the chart for the Company Selected Peer Group, the company's peer group does include some peers that have revenues of more than twice that of AOL."

ISS' Conclusion:

"Because the company does appear to still have a significant issue with cost structure, yet the board, with its rhetoric about "liquidation," appears to have dug in its heels on exactly the dry-eyed, disciplined business analysis which will be critical to both streamlining the business and allocating capital effectively, it appears likely shareholders would benefit from additional directors with industry knowledge and deep appreciation for those analyses."

"The dissidents have made a compelling case that shareholders would benefit from additional directors with both industry knowledge…and a deep, unconflicted commitment to objective business analysis and capital allocation…."

"Votes FOR dissident nominees Miller and Smith on the GOLD card are warranted, as these two nominees appear particularly well-equipped to drive the boardroom change the dissident has demonstrated is necessary."

Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value, stated, "ISS' strong showing of support for our nominees provides significant validation that changes to the composition of the Board of AOL are needed in order to oversee a successful turnaround of the Company.  If elected, Dennis Miller, Jim Warner, and I are firmly committed to working constructively with the other board members to achieve the best possible success for AOL while representing the best interests of all shareholders."

Concluded Smith, "We greatly appreciate the strong support from ISS and from shareholders who have already voted for Starboard's nominees on the GOLD proxy card.  We urge all of our fellow shareholders to vote their GOLD proxy card today to elect our highly-qualified director nominees to the Board of AOL."

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Media Contact:
Daniel Gagnier
Sard Verbinnen & Co.
(212) 687-8080

dgagnier@sardverb.com

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)